EXHIBIT 99.1

KemPharm Reports Q4 and FY 2018 Results

Conference Call and Live Audio Webcast with Slide Presentation Scheduled for Today at 4:30 p.m. ET

Development & Regulatory Highlights:

●	Completed KP415 clinical and human abuse potential programs
●	Received approval of APADAZ®
●	Enhanced pipeline with the addition of KP879, a potential new treatment for Stimulant Use Disorder

Corporate Highlights:

●	Entered into collaboration and license agreement with KVK-Tech, Inc. for the commercialization of APADAZ® in the U.S.
●	Announced technology collaboration with twoXAR, Inc. to develop prodrug-based therapies for multiple indications

Financial Highlights:

●	Completed an underwritten public offering of approximately 8.3 million shares of common stock at $3.00 per share, receiving net proceeds of approximately $23.1 million
●	Reduced debt by $9.6 million via exchange into preferred shares
●	Q4 2018 net loss of $0.20 per basic share, and $0.21 per diluted share
●	FY 2018 net loss of $3.15 per basic and diluted share
●	Total cash and investments were $22.4 million at December 31, 2018

Celebration, FL – February 28, 2019 – KemPharm, Inc. (Nasdaq: KMPH), a specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, today reported its corporate and financial results for the quarter and full-year ended December 31, 2018, including an update on the KP415/KP484 partnering process and APADAZ® launch preparations.

“2018 was a period of significant accomplishment and value creation for KemPharm,” said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm.  “We began the year with KP415 just entering into an efficacy trial and the human abuse potential trials had yet to kick-off, as well as APADAZ® awaiting FDA review.  By the close of 2018, KP415 was NDA-ready with efficacy and human abuse potential data unlike any methylphenidate product on the market today, and APADAZ was an approved product which had been successfully partnered with KVK Tech.  In 2018, we also added a new product to our pipeline, KP879, targeting a treatment opportunity – Stimulant Use Disorder (SUD) – for which there is no FDA-approved medication. In addition, we entered into a technology collaboration with twoXAR to develop novel prodrugs, and solidified our balance sheet to carry our plan forward.”

“With 2019 underway, our immediate focus is on KP415 and KP484.  Due to the recent government shutdown, our pre-NDA meeting with the FDA has been delayed into the second quarter. However, once that meeting is complete, we expect to file the NDA for KP415 shortly thereafter and also in the second quarter,” continued Dr. Mickle.  “With regard to the KP415/KP484 partnering process, we believe that we are in a strong position with late-stage discussions with a number of parties in a competitive process.  We have been working to advance the potential partners that were most active in December, and have also added additional parties since that time. While there are no assurances, we feel confident that this is a robust, competitive process with the potential to provide KP415/KP484 the best opportunity to maximize value for KemPharm.  We believe the added time and effort will be worth it.”

“Commercial activities for APADAZ continue to proceed according to plan, with KVK expecting to launch commercially in the second half of 2019,” concluded Dr. Mickle. “We continue to support KVK’s launch activities and payor outreach efforts.  Two essential items to support a successful launch were completed earlier this year when we received FDA approval of two additional dosage strengths of APADAZ in January, and the recent addition of APADAZ to compendia with pricing similar to current generics.”

Q4 and FY 2018 Financial Results:

For the quarter ended December 31, 2018, KemPharm’s reported net loss was $5.2 million, or $0.20 per basic share and $0.21 per diluted share, compared to a net loss of $10.6 million, or $0.72 per basic and diluted share for the same period in 2017. Net loss for Q4 2018 was driven primarily by an operating loss of $9.3 million and net interest expense and other items of $1.6 million, partially offset by non-cash fair value adjustment income of $5.7 million. The operating loss of $9.3 million for Q4 2018 was an increase of $1.1 million compared to $8.2 million in Q4 2017, which was primarily due to increases of $0.8 million in research and development expenses and $0.4 million in general and administrative expenses, respectively.

For the year ended December 31, 2018, net loss was $56.5 million, or $3.15 per basic and diluted share, compared to a net loss of $43.4 million, or $2.96 per basic and diluted share for the year ended December 31, 2017. FY 2018 net loss was driven primarily by operating loss of $55.9 million and net interest expense and other items of $6.5 million, partially offset by non-cash fair value adjustment income of $6.0 million. Operating loss for FY 2018 of $55.9 million was an increase of $22.5 million compared to the FY 2017 operating loss of $33.4 million, which was primarily due to an increase of $21.2 million in research and development expenses and severance expense of $1.6 million; partially offset by a decrease of $0.3 million in general and administrative expenses.

As of December 31, 2018, total cash and investments, which is comprised of cash, cash equivalents, restricted cash and marketable securities, was $22.4 million, which was an increase of $8.3 million compared to September 30, 2018.

Common Stock Purchase Agreement with Lincoln Park Capital:

KemPharm today also announced that it has entered into a common stock purchase agreement and registration rights agreement (together, the Agreements), with Lincoln Park Capital Fund, LLC (LPC), a Chicago-based institutional and current KemPharm investor.  Pursuant to the Agreements, the Company has the right to sell, at its sole discretion, to LPC up to $15 million of common stock over a 36-month period.  KemPharm will control the timing of any sales to LPC and LPC will be obligated to make purchases of KemPharm common stock upon receipt of requests from KemPharm in accordance with the Agreements.  Proceeds will be used for general corporate purposes.

There are no upper limits to the price per share LPC may pay to purchase up to the $15 million of common stock subject to the Agreements, and the purchase price of the shares will be based on the then prevailing market prices of the Company’s shares at the time of each sale to LPC as described in the Agreements.  As consideration for LPC’s commitment to purchase shares of common stock under the Agreements, upon filing of the related prospectus supplement, KemPharm will issue 120,200 shares to LPC.  No warrants, derivatives, financial or business covenants are associated with the Agreements, and LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of shares of the Company’s common stock.  The Agreements may be terminated by KemPharm at any time, at its sole discretion, without any cost or penalty.

A more detailed description of the Agreements is set forth in KemPharm’s Current Report on Form 8-K as filed with the SEC.

“Entering into this facility with Lincoln Park Capital adds flexibility for KemPharm as we continue working to submit the NDA for KP415 and other supporting activities leading up to potential approval of KP415,” said Dr. Mickle.  “This strengthens our balance sheet as we seek the best possible outcome from the KP415/KP484 partnering process, and we believe it provides the potential to extend our cash runway up to a potential PDUFA date for KP415.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

Conference Call Information:

KemPharm will host a conference call and live audio webcast with slide presentation on Thursday, February 28, 2019, at 4:30 p.m. ET, to discuss its corporate and financial results for the fourth quarter and full year 2018. Interested participants and investors may access the conference call by dialing either:

●	(866) 395-2480 (U.S.)
●	(678) 509-7538 (international)
●	Conference ID: 3286744

An audio webcast with slide presentation will be accessible via the Investor Relations section of the KemPharm website http://investors.kempharm.com/. An archive of the webcast and presentation will remain available for 90 days beginning at approximately 5:30 p.m. ET, on February 28, 2019.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LATTM (Ligand Activated Therapy) technology.  KemPharm utilizes its proprietary LAT technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications.  KemPharm’s product pipeline is focused on the high need areas of ADHD, pain and other central nervous system disorders.  KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles.  In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen.  For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2017, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission. KemPharm is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor/Media Contacts:
Jason Rando / Joshua Drumm, Ph.D. Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com jdrumm@tiberend.com

KEMPHARM, INC.

STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year ended December 31,
	2018	2017
Revenue	$—	$—
Operating expenses:
Research and development	41,759	20,593
General and administrative	12,508	12,773
Severance expense	1,636	—
Total operating expenses	55,903	33,366
Loss from operations	(55,903)	(33,366)
Other (expense) income:
Gain on extinguishment of debt	2	—
Interest expense related to amortization of debt issuance costs and discount	(1,618)	(1,561)
Interest expense on principal	(5,469)	(5,776)
Fair value adjustment related to derivative and warrant liability	5,976	(3,091)
Interest and other income, net	420	365
Total other (expense) income	(689)	(10,063)
Loss before income taxes	(56,592)	(43,429)
Income tax benefit	126	43
Net loss	$(56,466)	$(43,386)

Net loss per share:
Basic and diluted	$(3.15)	$(2.96)

Weighted average number of shares of common stock outstanding:
Basic and diluted	17,930,023	14,652,898

KEMPHARM, INC.

BALANCE SHEETS

(in thousands, except share and par value amounts)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$18,409	$10,871
Marketable securities	3,260	31,358
Trade date receivables	—	2,005
Prepaid expenses and other current assets	2,052	1,662
Total current assets	23,721	45,896
Property and equipment, net	1,753	2,004
Long-term investments	—	3,250
Restricted cash	710	1,100
Other long-term assets	562	206
Total assets	$26,746	$52,456

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$8,342	$7,875
Current portion of convertible notes	3,333	3,333
Current portion of capital lease obligation	214	189
Other current liabilities	115	112
Total current liabilities	12,004	11,509
Convertible notes, less current portion, net	78,105	89,398
Derivative and warrant liability	2,118	7,709
Capital lease obligation, less current portion	396	562
Other long-term liabilities	689	794
Total liabilities	93,312	109,972

Stockholders' deficit:
Preferred stock:
Series A convertible preferred stock, $0.0001 par value, 9,578 shares authorized, 9,577 shares issued and 3,337 shares outstanding as of December 31, 2018; no shares authorized, issued or outstanding as of December 31, 2017	—	—
Undesignated preferred stock, $0.0001 par value, 9,990,422 shares authorized, no shares issued or outstanding as of December 31, 2018; 10,000,000 shares authorized, no shares issued or outstanding as of December 31, 2017	—	—
Common stock, $0.0001 par value, 250,000,000 shares authorized, 26,455,352 shares issued and outstanding as of December 31, 2018; 14,657,430 shares issued and outstanding as of December 31, 2017	3	1
Additional paid-in capital	154,623	107,209
Accumulated deficit	(221,192)	(164,726)
Total stockholders' deficit	(66,566)	(57,516)
Total liabilities and stockholders' deficit	$26,746	$52,456